EXHIBIT 10.1

SECOND AMENDMENT TO

AUTOZONE, INC. EXECUTIVE DEFERRED COMPENSATION PLAN

This Second Amendment (“Second Amendment”) to the AutoZone, Inc. Executive Deferred Compensation Plan (the “Plan”), is adopted by the Compensation Committee (the “Compensation Committee”) of the Board of Directors of AutoZone, Inc., a Nevada corporation (the “Company”), effective as of December 13, 2011. Capitalized terms used in this Second Amendment and not otherwise defined shall have the same meanings assigned to them in the Plan.

RECITALS

A.	The Company currently maintains the Plan, originally effective on January 1, 2003 and amended on June 10, 2008.

B.	Pursuant to Section 11.4 of the Plan, the Compensation Committee has the authority to amend the Plan.

C.	The Compensation Committee believes it to be in the best interest of the Company and its stockholders to amend the Plan to, among other things, revise the definition of retirement.

AMENDMENT

1. Section 2.1(o) of the Plan is hereby deleted in its entirety and replaced with the following:

““Deferral Period” means the period of time for which a Participant elects to defer receipt of the Base Salary Deferrals, and Bonus Deferrals credited to such Participant’s Account and shall be either the Retirement Date or a period of years as specified in Section 6.2. Deferral Periods shall be measured on the basis of Plan Years, beginning with the Plan Year that commences immediately following the Plan Year for which the applicable Base Salary Deferrals, and Bonus Deferrals are credited to the Participant’s Account.”

2. Section 2.1(cc) of the Plan is hereby deleted in its entirety and replaced with the following:

““Retirement Date” means (i) with respect to amounts deferred in a Plan Year beginning prior to January 1, 2012, the date the Participant is eligible for and retires under any qualified retirement plan maintained by the Company (as such eligibility is in effect as of the date on which the applicable election was made); or (ii) with respect to amounts deferred in a Plan Year beginning on or after January 1, 2012, the date on which (A) the Participant has attained the age of 55, (B) the Participant has completed at least five years of full-time service with the Company, (C) the sum of the number of full-time years of service with the Company and the Participant’s age equals at least 65 and (D) the Participant experiences a Termination of Employment.”

3.	The phrase “Participant Deferred Compensation Plan” in Section 4.4 of the Plan is hereby deleted and replaced with the following phrase: “Executive Deferred Compensation Agreement.”

This Second Amendment shall be and hereby is incorporated in and forms a part of the Plan. Except as expressly provided herein, all terms and conditions of the Plan shall remain in full force and effect.

IN WITNESS WHEREOF, the Compensation Committee has caused this Second Amendment to be executed by two duly authorized officers of the Company as of the 13th day of December, 2011.

AutoZone, Inc.

By:	/s/ Timothy W. Briggs
Timothy W. Briggs Senior Vice President, Human Resources

By:	/s/ Harry L. Goldsmith
Harry L. Goldsmith Executive Vice President, General Counsel and Secretary